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                                                                    EXHIBIT 99.1

            GERON RAISES EQUITY IN $15 MILLION PRIVATE PLACEMENT AND
                  $4 MILLION INVESTMENT FROM PHARMACIA & UPJOHN

MENLO PARK, CA -- March 30, 1997 -- Geron Corporation (NASDAQ:GERN) announced today that it has raised $15 million in equity capital through a sale of convertible preferred stock to investment funds managed by two institutional investors.

"This funding, together with cash on the balance sheet and committed funding from partners, brings our total cash available to $50 million, which will allow Geron to accelerate programs stemming from our recent discoveries in controlling cell life-span," stated Ronald Eastman, Geron president and chief executive officer. "The extension of normal cell replicative capacity through telomerase expression or activation is a breakthrough in the biology of aging that presents opportunities for Geron across our product development programs for treating age-related diseases such as cancer, macular degeneration and various conditions affecting the skin and immune systems."

The financing was led by an investment fund managed by Rose Glen Capital Management L.P., Bala Cynwyd, Pennsylvania. The financing consist of $15,000,000 face value Series A Convertible Preferred Stock, yielding 6% per annum. With limited exceptions, during the nine month period following issuance, the preferred stock is convertible only after the market price of the common stock equals to exceeds $15 per share. The conversion price of the preferred stock is based on the market price of the common stock during a pricing period preceding conversion, up to a conversion price of $16.88. The preferred stock is subject to redemption at the Company's option if the market price of the common stock exceeds or falls below certain thresholds. Geron has agreed to register the underlying common stock for resale.

Additionally, in accordance with the partnership agreement for Geron's telomerase inhibition program signed in 1997, Pharmacia & Upjohn purchased $4 million of Geron common stock at a premium.

Geron Corporation is a biopharmaceutical company focused on discovering and developing therapeutic and diagnostic products based upon the company's understanding of telomeres and telomerase in cells -- fundamental biological mechanisms underlying cancer and other age-related diseases.

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
Contact:
Company                          Media Inquiries           Investor Inquiries
David Greenwood                  Carole Melis or           Lisa Burns or
Chief Financial Officer          Mike Jackman              John Nugent
Geron Corporation                CLM Communications        Burns McClellan
650-473-7700                     650-342-5686              212-213-0006

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Note:  This release moved over Business Wire March 30, 1998.

To receive an index and copies of recent press releases, call Geron's News On Demand toll-free fax service, 1-800-782-3279. Additional information about the company can be obtained at http://www.geron.com.

The company desires to take advantage of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Specifically, the company wishes to alert readers that the matters discussed in this press release may constitute forward-looking statements that are subject to certain risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect the company's results are included in the company's annual report on Form 10-K for the year ended December 31, 1997.


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